Exhibit 99.1
NEWS RELEASE

Forward Air Provides Mid-Quarter Update on First Quarter 2023 Performance

GREENEVILLE, Tenn., March 7, 2023 - Forward Air Corporation (NASDAQ: FWRD) (the “Company”, “Forward”, “we”, “our”, or “us”) today provided the following key Expedited Freight Operating statistics for the quarter-to-date period through February 2023. Shipments per day decreased 6.7%, revenue per hundredweight ex fuel increased 2.6%, while pounds per day decreased 12.7% and weight per shipment decreased 6.5% over the same period last year.

Tom Schmitt, Chairman, President and Chief Executive Officer of Forward Air commented: “We entered the year seeing declines in volumes. However, we have recently seen improving momentum in volumes as we ended February and began March with a 6.2% decrease in pounds vis-a-vis a record period last year.”

Mr. Schmitt further stated: “Our Grow Forward initiative, a focus on high value freight, an efficient operating network, strategic pricing discipline, and an expanded customer base, has gained traction over the past three years. The Forward Force growth initiatives and Forward Game Shape efficiency and cost management initiatives, as discussed on the fourth quarter 2022 earnings call, are underway as planned. Our Forward Force growth initiatives are bolstered by externally validated research confirming our industry leading on time and damage free shipments. This premium service is reflected in our increased shipment quality. For the quarter-to-date period through February 2023, our weight per piece increased 13.4% and revenue per ton mile increased 9.0% over the same period last year. We often talk about stretches in the live events business, and we stretched in 2023 as shipments for our live events business increased 12.7% in January as compared to the same period last year. We also stretched with our Canadian business, which is up 21.4% quarter-to-date through February 2023 as compared to the same period last year. Under our Forward Game Shape initiative, we reduced our headcount by more than 200 full time employees, excluding the impact of recent acquisitions, over the past three months, our outside miles continue to be below 5% and all other cost management efforts including travel reduction are on track.”

“We continue to target 2023 with higher net income per diluted share than 2022 requiring precision execution of our Forward Force and Forward Game Shape initiatives. The current slowdown in business volumes has created a challenging environment for the achievement of all our initiatives. We are, however, encouraged based on our current sales pipeline that volumes will increase in the second half of 2023.”

The Company’s expectations regarding the Company’s performance in the first quarter and in any future period are based on information available at the time of this release, and are subject to changing conditions, many of which are outside of the Company’s control.
About Forward Air Corporation
Forward Air is a leading asset-light provider of transportation services across the United States, Canada and Mexico. We provide expedited less-than-truckload (“LTL”) services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals. In addition, we offer final mile services, including delivery of heavy-bulky freight, truckload brokerage services, including dedicated fleet services; and intermodal, first-and last-mile, high-value drayage services, both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services. We are more than a transportation company. Forward is a single resource for your shipping needs. For more information, visit our website at www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect to the Company’s expectations regarding (i) its performance for the first quarter of 2023 and fiscal year 2023, (ii) volumes in 2023 and (iii) performance of the Company’s initiatives. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties including that the Company’s performance in 2023 is worse than anticipated and volumes do not increase in the second half of 2023. Actual events may also differ from these expectations as a result of the risks identified from time to time in our filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

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Forward Air Corporation
Brandon Hammer, 423-636-7173
bhammer@forwardair.com